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                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

      Date of Report (Date of earliest event reported): December 22, 1995
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                                    FCNB Corp
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             (Exact name of registrant as specified in its charter)




  Maryland                          0-15645                    52-1479635
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(State or other jurisdiction    (Commission file              (IRS Employer
of incorporation)                 number)                 Identification Number)




One North Market Street, Frederick, Maryland 21701
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(Address of Principal Executive Offices)     (Zip Code)



Registrant's telephone number, including area code:  (301) 662-2191
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Item 5. Other Events.

         On December 22, 1995, FCNB Corp ("FCNB") entered into an Agreement and Plan of Merger to acquire all of the capital stock of Harbor Investment Corporation ("Harbor"), the parent company of Odenton Federal Savings and Loan Association ("Odenton"), Odenton, Maryland. Pursuant to the terms of the agreement each share of Harbor common stock will be acquired for cash in the amount of $69.08 per share, and the aggregate consideration shall not exceed $6,721,484. The proposed acquisition is subject to regulatory and shareholder approval, and is anticipated to be completed in the second quarter of 1996.

         It is anticipated that Odenton will become a branch of Elkridge Bank, Elkridge, Maryland, which is a wholly owned subsidiary of FCNB.

         FCNB is scheduled to close the previously announced acquisition of Laurel Bancorp, Inc. ("Laurel") on January 26, 1996. Based on September 30, 1995 financial statements, upon consummation of the Laurel transaction, total assets and shareholders' equity of FCNB will exceed $650 million and $65 million, respectively. As of September 30, 1995, Harbor has assets and shareholders' equity approximating $34 million and $3.9 million, respectively. Accordingly, the aggregate consideration to be paid in connection with the proposed Harbor acquisition will not exceed 10 percent of the total assets of FCNB.

Item 7. Financial Statements and Exhibits.

(a) Exhibit 99(a) - Agreement and Plan of Merger, dated as of December 22, 1995, by and between FCNB Corp and Harbor Investment Corporation.

(b)      Exhibit 99(b) - Press Release dated December 22, 1995.



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                                   Signatures

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                             FCNB Corp



                                             By:    /s/ A. Patrick Linton
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                                                    A. Patrick Linton, President


Dated : January 5, 1996

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